[LETTERHEAD OF PAUL, HASTINGS, JANOFSKY & WALKER LLP]

                                                                     Exhibit 3.2

                                September 9, 2008


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

The Bank of New York Mellon
Unit Investment Trust Division
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

Re:      Van Kampen Unit Trusts, Series 793

Ladies and Gentlemen:

                  We have acted as counsel for Van Kampen Unit Trusts, Series 793 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a trust agreement dated September 9, 2008 (the "Indenture"), among Van Kampen Funds Inc., as depositor (the "Depositor"), Van Kampen Asset Management, as supervisor, and The Bank of New York Mellon, as trustee (the "Trustee"). The Fund is comprised of the following six unit investment trusts: Enhanced Sector Strategy, Energy Portfolio 2008-4; Enhanced Sector Strategy, Financials Porfolio 2008-4; Enhanced Sector Strategy, Health Care Portfolio 2008-4; Enhanced Sector Strategy, Technology Portfolio 2008-4 (the previous four unit investment trusts are referred to herein as the "Trusts"); The Dow Jones Total Market Porfolio, Enhanced Index Strategy 2008-4; and Enhanced Sector Strategy, Sector Rotation Portfolio 2008-4. This opinion relates only to the Trusts. Holders of units of beneficial interests in the Trusts are referred to herein as the "Unitholders".

                  In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent and which are listed on Exhibit A hereto (the "Transaction Documents"). For purposes of this opinion, we have assumed that each Trust will at all times be operated in accordance with the Indenture and the Prospectus and the other Transaction Documents and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate a Trust at all times in accordance with the Indenture, the Prospectus, or any other Transaction Documents, or failure to comply fully at all times with the terms of the Indenture, the Prospectus, or any other Transaction Documents, could result in tax treatment different from that described below.

                  You have informed us, and we are assuming for purposes of the opinion rendered herein, that the assets of each Trust will consist of a portfolio as set forth in the Prospectus. All the assets of a Trust will constitute the "Trust Assets" of such Trust. You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the federal, state, or local tax treatment thereof.

                  The Transaction Documents include certain representations by the Depositor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. We have assumed for purposes of the opinion rendered herein, and such opinion is subject to, the accuracy of such representations. Such representations include, without limitation, that (i) a Trust will acquire and hold the Trust Assets solely for the account of the Unitholders, and (ii) the activities of a Trust will consist of the investment of funds in the Trust Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trust Assets and temporary reinvestment of proceeds under limited and specified circumstances. In addition, we have assumed for purposes of the opinion rendered herein that each Trust has not and will not (i) establish an office, (ii) hire employees, or (iii) conduct any acts not permitted by the Indenture.

                  Based on the foregoing and assuming the current and continued satisfaction and accuracy of the aforementioned representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that:

     1. The Trust is not an association taxable as a corporation for federal income tax purposes, and income received by the Trust will be treated as income of the Unitholders in the manner set forth below.

     2. Each Unitholder will be considered the owner of a pro rata portion of each Security in the Trust under the grantor trust rules of Sections 671-679 of the Internal Revenue Code of 1986, as amended (the "Code"). A taxable event will generally occur with respect to each Unitholder when the Trust disposes of a Security (whether by sale, exchange or redemption) or upon the sale, exchange or redemption of Units by such Unitholder. A Unitholder should determine its tax cost for each Security represented by its Units by allocating the total cost for its Units, including the sales charge, among the Securities in the Trust in which it holds Units (in proportion to the fair market values of those Securities on the date the Unitholder purchases its Units).

     3. A Unitholder will be considered to have received all of the dividends paid on its pro rata portion of each Security when such dividends are received by the Trust even if the Unitholder does not actually receive such distributions in the year received by the Trust, including if the Unitholder reinvests its dividend distributions pursuant to the Reinvestment Plan. An individual Unitholder who itemizes deductions will be entitled to deduct its pro rata share of fees and expenses paid by the Trust, but only to the extent that this amount together with the Unitholder's other miscellaneous itemized deductions exceeds 2% of its adjusted gross income. The deduction of fees and expenses is subject to limitations for individuals with incomes in excess of certain thresholds.

     4. Under the income tax laws of the State and City of New York, the Trust is not an association taxable as a corporation and is not subject to the New York Franchise Tax on Business Corporations or the New York City General Corporation Tax. For a Unitholder who is a New York resident, however, a pro rata portion of the income of the Trust will be treated as income of the Unitholder under the income tax laws of the State and City of New York. Similar treatment may apply in other states.

                  Our opinion is based on the Code, the New York State Tax Law, the Administrative Code of the City of New York, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in such law, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, the New York State or New York City taxing authorities, nor a court of law, and has no official status of any kind. The Internal Revenue Service, the New York State or New York City taxing authorities or a court of law could disagree with the opinion expressed herein.

                  This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under U.S. Federal, state, local or foreign law.

                  Paul, Hastings, Janofsky & Walker LLP does not and will not impose any limitation on the disclosure of the tax treatment or tax structure of any transaction relating to this matter.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP


                                    EXHIBIT A

TRANSACTION DOCUMENTS:

Van Kampen Unit Trusts, Series 793 Trust Agreement, dated September 9, 2008

Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Van Kampen Focus Portfolios Series 284 and Subsequent Series)

Prospectus for Enhanced Sector Strategy, Energy Portfolio 2008-4; Enhanced Sector Strategy, Financials Porfolio 2008-4; Enhanced Sector Strategy, Health Care Portfolio 2008-4; Enhanced Sector Strategy, Technology Portfolio 2008-4; The Dow Jones Total Market Porfolio, Enhanced Index Strategy 2008-4; and Enhanced Sector Strategy, Sector Rotation Portfolio 2008-4, dated September 9, 2008

Information Supplement for Van Kampen Unit Trusts, Series 793, dated September 9, 2008